Exhibit 5.1

October 26, 2018

Republic Services, Inc.

18500 North Allied Way

Phoenix, AZ 85054

Ladies & Gentlemen:

I am Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer and Corporate Secretary of Republic Services, Inc., a Delaware corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of 2,710,077 shares of Republic Services, Inc. common stock, par value $0.01 per share (the “Shares”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). The Shares may be offered and sold under the Republic Services, Inc. 2018 Employee Stock Purchase Plan, as amended and restated (the “Plan”).

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that all necessary corporate proceedings by the Corporation have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I am a member of the bar of the State of Arizona. I do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Catharine D. Ellingsen
Catharine D. Ellingsen, Esq. Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer and Corporate Secretary